Exhibit 99.1

Company Press Release

November 8, 2017	Flowers Foods (NYSE: FLO)

FLOWERS FOODS, INC. REPORTS THIRD QUARTER 2017 RESULTS

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO), producer of Nature’s Own, Wonder, Tastykake, Dave’s Killer Bread, and other bakery foods, today reported financial results for the company’s 12-week third quarter ended October 7, 2017.

Third Quarter Summary:

Compared to the prior year third quarter where applicable

•	Sales increased 1.5% to $932.8 million. Excluding sales related to a divestiture, sales increased 2.1%.

•	Diluted EPS decreased $0.35 to a loss of $0.16.

•	Adjusted diluted EPS(1) increased 9.5% to $0.23.

•	Net income decreased $73.8 million to a loss of $33.6 million.

•	Adjusted net income(1) increased 9.7% to $48.3 million.

•	Adjusted EBITDA(2) increased 9.1% to $112.4 million.

•	Adjusted EBITDA(2) margin increased 80 basis points to 12.0% of sales.

(1)	Adjusted for items affecting comparability. See reconciliations of non-GAAP measures in the financial statements following this release.
(2)	Earnings before Interest, Taxes, Depreciation and Amortization, adjusted for certain items affecting comparability. See reconciliations of non-GAAP measures in the financial statements following this release.

CEO’s Remarks:

“We are pleased with our results for the quarter, which reflect the strength of our brands, the dedication of our team and independent distributor partners, and the ongoing restructuring efforts under Project Centennial,” said Allen Shiver, Flowers Foods president and CEO. “Strong demand for Dave’s Killer Bread and outstanding execution and service in the marketplace drove growth in sales and market share during the quarter. Earnings were impacted by expected strategic charges that allow us to lower our cost structure and streamline our company, increase focus on our strongest brands, and improve our supply chain. Excluding these charges, our profitability in the third quarter was solid, driven by improved manufacturing efficiencies and enhanced cost discipline across the company. Through Project Centennial, we are making substantial progress and building momentum to achieve the underlying earnings potential of the business.”

Mr. Shiver continued, “Our strategic objectives are on track, and the progress we are making is encouraging. We are capturing savings through organizational efficiencies and reduced spending on purchased goods and services. Our focus on productivity and continuous improvement is delivering improved efficiencies. We are streamlining our product assortment, reducing complexity in the marketplace and in our bakeries. With our increased focus on innovation and product differentiation, our team is developing a robust innovation pipeline to drive brand growth. I am confident the changes we are making will build shareholder value over the long term.”

Guidance for Fiscal 2017:

•	The company continues to expect sales to be in the range of $3.888 billion to $3.927 billion, a year-over-year change of approximately -1.0% to 0.0%.

•	The company continues to expect fiscal 2017 adjusted diluted EPS to be in the range of $0.85 to $0.90, excluding the matters affecting comparability listed below:

	Reconciliation of Earnings per Share - Full Year Fiscal 2017 Guidance
	Range Estimate
Net income per diluted common share	$0.47	to	$0.51
Gain on sale of Specialty Blending	(0.09)		(0.09)
Project Centennial consulting costs	0.11		0.12
Restructuring and related impairments	0.29		0.29
Pension plan settlement loss	0.01		0.01
Multi-employer pension plan withdrawal costs	0.05		0.05
Lease terminations and legal settlement	0.01		0.01

Adjusted net income per diluted common share	$0.85	to	$0.90

Update on Strategic Priorities:

The company continued to deliver on its strategic priorities under Project Centennial. During the third quarter, notable accomplishments included:

•	Generating Fuel for Growth: On track to achieve fiscal 2018 gross savings goal of $70 million to $80 million, relative to fiscal 2016, continued transition to the new organizational structure and completed the voluntary separation incentive program, conducted “lean” events at bakeries to drive continuous improvement in operations, performed regional scenario analysis to better optimize the manufacturing network, and moved forward with initiatives to reduce purchased goods and services spending.

•	Reinvigorating the Core Business: Streamlined retail product assortment to reduce merchandising complexity and improve manufacturing efficiencies, and utilized a third-party distribution platform to expand distribution of products in the upper Midwest.

Third Quarter Matters Affecting Comparability:

In the third quarter of 2017, the company recorded Project Centennial consulting costs of $7.1 million, restructuring and related impairment charges of $100.5 million, a legal settlement of $4.3 million, pension plan settlement loss of $3.0 million, and MEPP withdrawal costs of $18.3 million. In the prior year quarter, the company recorded Project Centennial consulting costs of $1.2 million, legal settlements and related tax liabilities of $1.3 million, loss on extinguishment of debt of $1.9 million, and a pension plan settlement loss of $1.8 million.

Reconciliation of Earnings (Loss) per Share to Adjusted Earnings per Share

	For the Twelve Weeks Ended
	Oct 7, 2017	Oct 8, 2016
Net income (loss) per diluted common share	$(0.16)	$0.19
Project Centennial consulting costs	0.02	—
Restructuring and related impairment charges	0.29	—
Legal settlements	0.01	—
Loss on extinguishment of debt	—	0.01
Pension plan settlement loss	0.01	0.01
Multi-employer pension plan withdrawal costs	0.05	—

Adjusted net income per diluted common share	$0.23	$0.21

Certain amounts may not compute due to rounding.

For the remainder of fiscal 2017, the company expects Project Centennial consulting costs to be in the range of $5.5 million to $6.5 million.

Consolidated Third Quarter 2017 Summary

Compared to the prior year third quarter where applicable

•	Sales increased 1.5% to $932.8 million.

•	Percentage point change in sales attributed to:

•	Pricing/mix: -0.6%

•	Volume: 2.7%

•	Divestiture: -0.6%

•	Net income decreased $73.8 million to a loss of $33.6 million. Excluding matters affecting comparability, adjusted net income increased 9.7% to $48.3 million.

•	Operating income decreased $119.9 million to a loss of $53.8 million. Excluding matters affecting comparability, adjusted operating income increased 12.7% to $79.4 million.

•	Adjusted EBITDA increased 9.1% to $112.4 million, or 12.0% of sales, an 80 basis point increase.

•	Materials, supplies, labor and other production costs (exclusive of depreciation and amortization) were 51.0% of sales, a 90 basis point improvement, primarily driven by fewer outside purchases of product, and improved manufacturing efficiencies.

•	Selling, distribution and administrative (SD&A) expenses were 38.1% of sales, a 90 basis point increase, driven primarily bt incremental Project Centennial consulting costs and legal settlement charges.

•	Restructuring and related impairment charges, MEPP withdrawal costs, and pension plan settlement loss were $121.8 million.

•	Depreciation and amortization (D&A) expenses were $33.0 million, 3.5% of sales, flat when compared to the prior year quarter.

Continued sales growth from branded organic products and expansion markets, and to a much lesser extent, increased volume due to the impact of two hurricanes during the quarter, resulted in the sales increase, partially offset by the divestiture of a mix manufacturing business in January 2017 and by a competitive marketplace. Sales of DKB branded products continue to increase, partly due to the introduction of breakfast items in the second quarter of the year.

On a consolidated basis, branded retail sales increased 3.0% to $550.8 million and store branded retail sales increased 1.1% to $138.6 million, while non-retail and other sales decreased 1.4% to $243.4 million. The sales increase in the branded retail category resulted primarily from increased sales of branded organic products, partially offset by softer sales of branded buns and rolls. Store branded retail sales increased primarily as a result of volume increases in buns and rolls. The impact of the mix manufacturing divestiture, somewhat offset by volume growth in vending sales, principally resulted in the decrease of non-retail and other sales, which includes contract manufacturing, vending and foodservice.

DSD Segment Summary

Compared to the prior year third quarter where applicable

•	Sales increased 2.4% to $787.3 million

•	Percentage point change in sales attributed to:

•	Pricing/mix: 1.4%

•	Volume: 1.0%

•	Operating income decreased $86.6 million to a loss of $20.2 million. Excluding matters affecting comparability, adjusted operating income increased 16.8% to $78.9 million.

•	Adjusted EBITDA increased 12.3% to $107.2 million, or 13.6% of sales, a 120 basis point increase.

•	Materials, supplies, labor and other production costs (exclusive of depreciation and amortization) were 47.2% of segment sales, a 70 basis point improvement, primarily driven by sales increases due to improved pricing/mix.

•	SD&A expenses were 39.7% of segment sales, a 10 basis points decrease. This decrease was primarily driven by lower workforce-related costs and cost savings initiatives, partially offset by higher distribution fees due to a larger portion of sales being sold by independent distributors, and a higher legal settlement charge incurred during the quarter.

•	Restructuring and related impairment charges and MEPP withdrawal costs were $94.9 million.

•	D&A expenses were $28.3 million.

DSD segment branded retail sales increased 3.7% to $514.6 million and store branded retail sales increased 0.2% to $110.8 million, while non-retail and other sales were unchanged at $161.9 million.

Branded retail sales increased due to significant sales growth for branded organic products and, to a lesser extent, increased volume related to the impact of two hurricanes during the current quarter, somewhat offset by declines in branded buns and rolls. Sales of DKB branded products continue to increase, driven by volume gains and the addition of DKB breakfast items in the second quarter of the year. Store branded retail and non-retail and other sales were relatively unchanged quarter over quarter.

Warehouse Segment Summary

Compared to the prior year third quarter where applicable

•	Sales decreased 2.9% to $145.6 million.

•	Percentage point change in sales attributed to:

•	Pricing/mix: -6.8%

•	Volume: 7.3%

•	Divestiture: -3.4%

•	Operating income decreased $21.4 million to a loss of $9.1 million. Excluding matters affecting comparability, adjusted operating income decreased 10.6% to $11.0 million.

•	Adjusted EBITDA decreased 6.6% to $15.8 million, 10.8% of sales, a 50 basis point decline.

•	Materials, supplies, labor and other production costs (exclusive of depreciation and amortization) were 71.9% of segment sales, a 30 basis point improvement, primarily driven by lower outside purchases of product, and increased production for the DSD segment, partially offset by sales declines.

•	SD&A expenses were 17.2% of segment sales, a 70 basis point increase. This increase was primarily driven by significantly lower sales that spread the costs over a smaller sales base, as well as increased marketing expenses.

•	Restructuring costs and related impairment charges were $20.1 million.

•	D&A expenses were $4.8 million.

Branded retail sales declined 5.5% to $36.2 million and store branded retail sales increased 5.0% to $27.8 million, while non-retail and other sales decreased 4.1% to $81.5 million. Branded retail sales decreased largely due to declines in branded cake and to a lesser extent warehouse-delivered branded organic bread. Branded cake sales were negatively impacted by increased competition quarter over quarter. Volume increases in store branded items due to a new customer resulted in the increase in store branded retail sales. The decrease in non-retail and other sales, which include contract manufacturing, vending and foodservice, was due primarily to the impact of the mix manufacturing divestiture and to a lesser extent lost contract manufacturing business, partially offset by growth in vending volume.

Unallocated Corporate Expense Summary

Note: Comparisons are to consolidated sales

•	SD&A expenses increased 70 basis points to 1.9% of consolidated sales, including incremental Project Centennial consulting costs of $5.8 million, or 60 basis points as a percent of sales.

•	Restructuring and related impairment charges and pension plan settlement loss were $6.9 million.

Cash Flow, Capital Allocation, and Capital Return

In the third quarter of fiscal 2017, cash flow from operating activities was $50.4 million, capital expenditures were $19.3 million, and dividends paid were $35.6 million. During the quarter, the company had a net increase in debt and capital lease obligations of $6.9 million.

The company did not repurchase any shares of its common stock during the period. There are 6.6 million shares remaining under the company’s current share repurchase plan. As in the past, the company expects to continue to make opportunistic share repurchases under this plan.

Conference Call

Flowers Foods will hold a conference call to discuss its third quarter 2017 results at 8:30 a.m. (Eastern) on November 9, 2017. The call can be accessed by following the webcast link on flowersfoods.com. The call also will be archived on the company’s website.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of fresh packaged bakery foods in the United States with 2016 sales of $3.9 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Wonder, Tastykake, and Dave’s Killer Bread. Learn more at www.flowersfoods.com.

Investor Contact: J.T. Rieck (229) 227-2253

Media Contact: Paul Baltzer (229) 227-2380

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements. Forward-looking statements relate to current expectations regarding our future financial condition, performance and results of operations, planned capital expenditures, long-term objectives of management, supply and demand, pricing trends and market forces, and integration plans and expected benefits of transactions and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) general economic and business conditions and the competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, including changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store-branded products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) energy and raw material costs and availability and hedging and counterparty risk, (g) our ability to fully integrate recent acquisitions into our business, (h) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value, (i) our ability to successfully implement our business strategies, including those strategies the company has initiated under Project Centennial, which may involve, among other things, the integration of recent acquisitions or the acquisition or disposition of assets at presently targeted values, the deployment of new systems and technology and an enhanced organizational structure, (j) consolidation within the baking industry and related industries, (k) disruptions in our direct-store delivery system, including litigation or an adverse ruling from a court or regulatory or government body that could affect the independent contractor classification of our independent distributors, (l) increasing legal complexity and legal proceedings that we are or may become subject to, and (m) the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other public disclosures made by the company, including the risk factors included in our most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and disclosures made in other filings with the SEC and company press releases, for other factors that may cause actual results to differ materially from those projected by the company. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, adjusted EBIT, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted operating income, adjusted operating income by segment, adjusted EBIT by segment, adjusted EPS, adjusted selling, distribution and administrative expenses (SD&A), gross margin excluding depreciation and amortization and the ratio of net debt to adjusted EBITDA. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization and income attributable to non-controlling interest. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, adjusted EBIT, adjusted net income, adjusted operating income, adjusted operating income by segment, adjusted EBIT by segment, and adjusted net income per diluted share, respectively, excluding the impact of asset impairment charges, acquisition-related costs, and pension plan settlements. The company believes that these measures, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges.

Net debt to EBITDA is used as a measure of financial leverage employed by the company. Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities.

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Consolidated Statement of Operations

(000’s omitted, except per share data)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 7, 2017	October 8, 2016	October 7, 2017	October 8, 2016
Sales	$932,822	$918,791	$3,047,110	$3,058,168
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	476,170	476,760	1,552,263	1,575,905
Selling, distribution and administrative expenses	355,599	341,538	1,171,062	1,124,473
Gain on divestiture	—	—	(28,875)	—
Restructuring and related impairment charges	100,549	—	100,549	—
Multi-employer pension plan withdrawal costs	18,268	—	18,268	—
Pension plan settlement loss	3,030	1,832	3,030	6,473
Depreciation and amortization	32,972	32,530	114,288	108,595

Income (loss) from operations	(53,766)	66,131	116,525	242,722
Interest expense, net	2,730	4,683	11,056	10,471

Income (loss) before income taxes	(56,496)	61,448	105,469	232,251
Income tax expense (benefit)	(22,925)	21,232	33,882	81,517

Net income (loss)	$(33,571)	$40,216	$71,587	$150,734

Net income (loss) per diluted common share	$(0.16)	$0.19	$0.34	$0.72

Diluted weighted average shares outstanding	209,606	208,944	210,231	210,564

Flowers Foods, Inc.

Segment Reporting

(000’s omitted)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 7, 2017	October 8, 2016	October 7, 2017	October 8, 2016
Sales:
Direct-Store-Delivery	$787,255	$768,920	$2,580,007	$2,553,690
Warehouse Delivery	145,567	149,871	467,103	504,478

	$932,822	$918,791	$3,047,110	$3,058,168

Gain on Divestiture:
Warehouse Delivery	$—	$—	$(28,875)	$—

	$—	$—	$(28,875)	$—

Restructuring and related impairment charges:
Direct-Store-Delivery	$76,625	$—	$76,625	$—
Warehouse Delivery	20,091	—	20,091	—
Unallocated Corporate	3,833	—	3,833	—

	$100,549	$—	$100,549	$—

Multi-employer pension plan withdrawal costs:
Direct-Store-Delivery	$18,268	$—	$18,268	$—

	$18,268	$—	$18,268	$—

Pension plan settlement loss:
Unallocated Corporate	$3,030	$1,832	$3,030	$6,473

	$3,030	$1,832	$3,030	$6,473

EBITDA (loss) income:
Direct-Store-Delivery	$8,047	$94,183	$245,422	$331,321
Warehouse Delivery	(4,313)	16,896	63,043	62,224
Unallocated Corporate	(24,528)	(12,418)	(77,652)	(42,228)

	$(20,794)	$98,661	$230,813	$351,317

Depreciation and Amortization:
Direct-Store-Delivery	$28,286	$27,852	$98,703	$92,906
Warehouse Delivery	4,769	4,585	15,841	15,462
Unallocated Corporate	(83)	93	(256)	227

	$32,972	$32,530	$114,288	$108,595

EBIT (loss) income:
Direct-Store-Delivery	$(20,239)	$66,331	$146,719	$238,415
Warehouse Delivery	(9,082)	12,311	47,202	46,762
Unallocated Corporate	(24,445)	(12,511)	(77,396)	(42,455)

	$(53,766)	$66,131	$116,525	$242,722

Flowers Foods, Inc.

Condensed Consolidated Balance Sheet

(000’s omitted)

October 7, 2017
Assets
Cash and Cash Equivalents	$7,074
Other Current Assets	494,482
Property, Plant & Equipment, net	735,927
Distributor Notes Receivable (includes $22,465 current portion)	201,589
Other Assets	30,303
Cost in Excess of Net Tangible Assets, net	1,213,304

Total Assets	$2,682,679

Liabilities and Stockholders’ Equity
Current Liabilities	$396,063
Long-term Debt and Capital Leases (includes $12,469 current portion)	856,108
Other Liabilities	238,534
Stockholders’ Equity	1,191,974

Total Liabilities and Stockholders’ Equity	$2,682,679

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 7, 2017	October 8, 2016	October 7, 2017	October 8, 2016
Cash flows from operating activities:
Net income (loss)	$(33,571)	$40,216	$71,587	$150,734
Adjustments to reconcile net income (loss) to net cash from operating activities:
Total non-cash adjustments	118,875	43,125	181,049	133,087
Changes in assets and liabilities and pension contributions	(34,948)	7,185	(41,384)	2,002

Net cash provided by operating activities	50,356	90,526	211,252	285,823

Cash flows from investing activities:
Purchase of property, plant and equipment	(19,294)	(25,678)	(51,213)	(67,400)
Divestiture of assets	—	—	41,230	—
Other	(589)	6,242	9,953	11,902

Net cash disbursed for investing activities	(19,883)	(19,436)	(30)	(55,498)

Cash flows from financing activities:
Dividends paid	(35,606)	(33,199)	(105,207)	(97,808)
Exercise of stock options	2,880	8,384	9,296	18,862
Stock repurchases, including accelerated stock repurchases	—	—	(2,671)	(126,298)
Net change in debt borrowings	6,850	(46,608)	(101,250)	(22,858)
Other	(4,702)	(3,724)	(10,726)	(9,066)

Net cash disbursed for financing activities	(30,578)	(75,147)	(210,558)	(237,168)

Net increase (decrease) in cash and cash equivalents	(105)	(4,057)	664	(6,843)
Cash and cash equivalents at beginning of period	7,179	11,592	6,410	14,378

Cash and cash equivalents at end of period	$7,074	$7,535	$7,074	$7,535

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings (Loss) per Share to Adjusted Earnings per Share
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 7, 2017	October 8, 2016	October 7, 2017	October 8, 2016
Net income (loss) per diluted common share	$(0.16)	$0.19	$0.34	$0.72
Gain on divestiture	—	—	(0.09)	—
Restructuring and related impairment charges	0.29	—	0.29	—
Lease terminations/legal settlement/extinguishment loss	0.01	0.01	0.02	0.01
Project Centennial consulting costs	0.02	—	0.09	0.01
Pension plan settlement loss	0.01	0.01	0.01	0.02
Multi-employer pension plan withdrawal costs	0.05	—	0.05	—

Adjusted net income per diluted common share	$0.23	$0.21	$0.72	$0.75

Certain amounts may not add due to rounding.

	Reconciliation of Gross Margin
	For the 12 Week Period Ended	For the 12 Week Period Ended
	October 7, 2017	October 8, 2016
Sales	$932,822	$918,791
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	476,170	476,760

Gross Margin excluding depreciation and amortization	456,652	442,031
Less depreciation and amortization for production activities	19,553	19,807

Gross Margin	$437,099	$422,224

Depreciation and amortization for production activities	$19,553	$19,807
Depreciation and amortization for selling, distribution and administrative activities	13,419	12,723

Total depreciation and amortization	$32,972	$32,530

	Reconciliation of Net Income (Loss) to Adjusted EBIT and Adjusted EBITDA
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 7, 2017	October 8, 2016	October 7, 2017	October 8, 2016
Net income (loss)	$(33,571)	$40,216	$71,587	$150,734
Income tax expense (benefit)	(22,925)	21,232	33,882	81,517
Interest expense, net	2,730	4,683	11,056	10,471

Earnings (loss) before interest and income taxes	(53,766)	66,131	116,525	242,722
Gain on divestiture	—	—	(28,875)	—
Lease terminations and legal settlement	4,253	1,250	5,068	1,250
Project Centennial consulting costs	7,050	1,219	31,845	2,475
Restructuring and related impairment charges	100,549	—	100,549	—
Multi-employer pension plan withdrawal costs	18,268	—	18,268	—
Pension plan settlement loss	3,030	1,832	3,030	6,473

Adjusted EBIT	79,384	70,432	246,410	252,920
Depreciation and amortization	32,972	32,530	114,288	108,595
Lease termination depreciation impact	—	—	(1,844)	—

Adjusted EBITDA	$112,356	$102,962	$358,854	$361,515

Sales	$932,822	$918,791	$3,047,110	$3,058,168
Adjusted EBITDA margin	12.0%	11.2%	11.8%	11.8%

	Reconciliation of Adjusted EBITDA to Cash Flow from Operations
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 7, 2017	October 8, 2016	October 7, 2017	October 8, 2016
Adjusted EBITDA	$112,356	$102,962	$358,854	$361,515
Adjustments to reconcile net income (loss) to net cash provided by operating activities	85,903	10,595	66,761	24,492
Changes in assets and liabilities and pension contributions	(34,948)	7,185	(41,384)	2,002
Income tax (expense) benefit	22,925	(21,232)	(33,882)	(81,517)
Interest expense, net	(2,730)	(4,683)	(11,056)	(10,471)
Gain on divestiture	—	—	28,875	—
Lease terminations and legal settlement	(4,253)	(1,250)	(3,224)	(1,250)
Project Centennial consulting costs	(7,050)	(1,219)	(31,845)	(2,475)
Restructuring and related impairment charges	(100,549)	—	(100,549)	—
Multi-employer pension plan withdrawal costs	(18,268)	—	(18,268)	—
Pension plan settlement loss	(3,030)	(1,832)	(3,030)	(6,473)

Cash Flow From Operations	$50,356	$90,526	$211,252	$285,823

	Reconciliation of Income Tax Expense (Benefit) to Adjusted Income Tax Expense
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 7, 2017	October 8, 2016	October 7, 2017	October 8, 2016
Income tax expense (benefit)	$(22,925)	$21,232	$33,882	$81,517
Tax impact of:
Gain on divestiture	—	—	(11,117)	—
Lease terminations and legal settlement	1,638	481	1,952	481
Project Centennial consulting costs	2,714	469	12,260	953
Loss on extinguishment of debt	—	732	—	732
Restructuring and related impairment charges	38,711	—	38,711	—
Multi-employer pension plan withdrawal costs	7,033	—	7,033	—
Pension plan settlement loss	1,167	705	1,167	2,492

Adjusted income tax expense	$28,338	$23,619	$83,888	$86,175

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income (Loss) to Adjusted Net Income
	For the 12 Week Period Ended		For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 7, 2017		October 8, 2016	October 7, 2017	October 8, 2016
Net income (loss)	$(33,571)		$40,216	$71,587	$150,734
Gain on divestiture	—		—	(17,758)	—
Lease terminations and legal settlement	2,615		769	3,116	769
Project Centennial consulting costs	4,336		750	19,585	1,522
Loss on extinguishment of debt	—		1,168	—	1,168
Restructuring and related impairment charges	61,838		—	61,838	—
Multi-employer pension plan withdrawal costs	11,235		—	11,235	—
Pension plan settlement loss	1,863		1,127	1,863	3,981

Adjusted net income	$48,316		$44,030	$151,466	$158,174

	Reconciliation of EBIT to Adjusted EBIT and Adjusted EBITDA - DSD
	For the 12 Week Period Ended		For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 7, 2017		October 8, 2016	October 7, 2017	October 8, 2016
Earnings (loss) before interest and income taxes	$(20,239)		$66,331	$146,719	$238,415
Lease terminations and legal settlement	4,253		1,250	5,068	1,250
Restructuring and related impairment charges	76,625		—	76,625	—
Multi-employer pension plan withdrawal costs	18,268		—	18,268	—

Adjusted EBIT	78,907		67,581	246,680	239,665
Depreciation and amortization	28,286		27,852	98,703	92,906
Depreciation on lease terminations	—		—	(1,844)	—

Adjusted EBITDA	$107,193		$95,433	$343,539	$332,571

Sales	$787,255		$768,920	$2,580,007	$2,553,690
Adjusted EBITDA margin	13.6%		12.4%	13.3%	13.0%

	Reconciliation of EBIT to Adjusted EBIT and Adjusted EBITDA - Warehouse Delivery
	For the 12 Week Period Ended		For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 7, 2017		October 8, 2016	October 7, 2017	October 8, 2016
Earnings (loss) before interest and income taxes	$(9,082)		$12,311	$47,202	$46,762
Gain on divestiture	—		—	(28,875)	—
Restructuring and related impairment charges	20,091		—	20,091	—

Adjusted EBIT	11,009		12,311	38,418	46,762
Depreciation and amortization	4,769		4,585	15,841	15,462

Adjusted EBITDA	$15,778		$16,896	$54,259	$62,224

Sales	$145,567		$149,871	$467,103	$504,478
Adjusted EBITDA margin	10.8%		11.3%	11.6%	12.3%

	Reconciliation of EBIT to Adjusted EBIT and Adjusted EBITDA - Corporate
	For the 12 Week Period Ended		For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 7, 2017		October 8, 2016	October 7, 2017	October 8, 2016
EBIT	$(24,445)		$(12,511)	$(77,396)	$(42,455)
Project Centennial consulting costs	7,050		1,219	31,845	2,475
Pension plan settlement loss	3,030		1,832	3,030	6,473
Restructuring and related impairment charges	3,833		—	3,833	—

Adjusted EBIT	$(10,532)		$(9,460)	$(38,688)	$(33,507)
Depreciation and amortization	(83)		93	(256)	227

Adjusted EBITDA	$(10,615)		$(9,367)	$(38,944)	$(33,280)

	Reconciliation of Earnings per Share - Full Year Fiscal 2017 Guidance
	Range Estimate
Net income per diluted common share	$0.47	to	$0.51
Gain on sale of Specialty Blending	(0.09)		(0.09)
Project Centennial consulting costs	0.11		0.12
Restructuring and related impairments	0.29		0.29
Pension plan settlement loss	0.01		0.01
Multi-employer pension plan withdrawal costs	0.05		0.05
Lease terminations and legal settlement	0.01		0.01

Adjusted net income per diluted common share	$0.85	to	$0.90

Flowers Foods, Inc.

Sales Bridge

For the 12 Week Period Ended October 7, 2017	Volume	Net Price/Mix	Divestiture	Total Sales Change
Direct-Store-Delivery	1.0%	1.4%	0.0%	2.4%
Warehouse Delivery	7.3%	-6.8%	-3.4%	-2.9%
Total Flowers Foods	2.7%	-0.6%	-0.6%	1.5%

For the 40 Week Period Ended October 7, 2017	Volume	Net Price/Mix	Divestiture	Total Sales Change
Direct-Store-Delivery	0.3%	0.7%	0.0%	1.0%
Warehouse Delivery	-1.9%	-2.6%	-2.9%	-7.4%
Total Flowers Foods	-0.3%	0.4%	-0.5%	-0.4%